Exhibit 99.1

Mannatech Reports Growth in Sales and Earnings

Coppell, TX, August 11, 2003 – Mannatech, Inc. (NASDAQ: MTEX) today announced that net sales for the three months ended June 30, 2003 reached $46.5 million, an increase of $11.1 million, or 31.4%, as compared to the same quarter in 2002. Mannatech reported net income for the three months ended June 30, 2003 of $1.2 million, or $0.04 per diluted share, which resulted in an increase of $1.0 million, or $0.03 per diluted share, as compared to the same quarter in 2002. Net sales for the six months ended June 30, 2003 increased $18.7 million, or 27.4%, to $87.0 million, as compared to the same period in 2002. Net income for the six months ended June 30, 2003 increased $1.8 million, or 225.0%, to $2.6 million, or $0.10 per diluted share, which was an increase in earnings per share of $0.07 per diluted share, or 233.3%, as compared to the same period in 2002.

Sam Caster, Mannatech’s Chairman and CEO, stated “We are extremely pleased with the strong positive trend in our business. Our record breaking net sales level of $46.5 million for the second quarter of 2003 set a new quarterly record for Mannatech and shows the strength of our sales and the momentum we have built. We believe this achievement reflects the combined efforts of our associates and employees working closely together, around the world. We look forward to introducing our new antioxidant product, Ambrotose A.O., at the end of August. Ambrotose A.O. is the culmination of years of research and we believe it has the potential to become a new industry standard for nutraceuticals.”

For nearly a decade, Mannatech has been a wellness solution provider that develops innovative, high-quality, proprietary nutritional supplements, weight management products and topical products that are sold through a global network-marketing system throughout the United States and the international markets of Canada, Australia, the United Kingdom, Japan and New Zealand.

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These statements are subject to certain events, risks and uncertainties that may be outside of Mannatech’s control. Actual results and developments could materially differ from those expressed in or implied by such statements due to a number of factors. In some cases, forward-looking statements may be identified by terminology such as “may,” “should,” “believes,” or “approximates,” or the negative of such terms and other comparable terminology. Although Mannatech believes that the expectations reflected in these forward-looking statements are reasonable, it cautions its readers to consider the risk factors and any other cautionary statements in this release, as well as those set forth in Mannatech’s filings with the Securities and Exchange Commission. All of the forward-looking statements contained herein speak only as of the date of this press release.

Contact: Steve Fenstermacher, CFO (972) 471-6512 or IR@mannatech.com.

MANNATECH, INCORPORATED

CONSOLIDATED BALANCE SHEETS—UNAUDITED

(in thousands, except share amounts)

	December 31, 2002	June 30, 2003
ASSETS
Cash and cash equivalents	$17,693	$12,651
Short-term investments	—	1,989
Restricted cash	—	2,123
Accounts receivable	632	519
Income tax receivable	307	307
Current portion of notes receivable from shareholders, net of allowance of $31 in 2002 and 2003	143	56
Inventories	5,515	5,975
Prepaid expenses and other current assets	759	1,003
Deferred tax assets	1,013	1,018

Total current assets	26,062	25,641
Property and equipment, net	7,467	6,327
Notes receivable from shareholders, excluding current portion	247	146
Long-term investments	—	10,000
Other assets	1,040	1,112

Total assets	$34,816	$43,226

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current portion of capital leases and notes payable	$136	$8
Accounts payable	1,846	1,401
Accrued expenses	13,739	17,972
Current portion of accrued severance related to former executives	810	820

Total current liabilities	16,531	20,201
Capital leases and notes payable, excluding current portion	8	4
Accrued severance, related to former executives, excluding current portion	150	542
Deferred tax liabilities	77	83
Other long-term liabilities	—	247

Total liabilities	16,766	21,077

Commitments and contingencies	—	—

Shareholders’ equity:
Preferred stock, $0.01 par value, 1,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.0001 par value, 99,000,000 shares authorized, 25,162,541 shares issued and 25,134,840 outstanding in 2002 and 25,285,174 shares issued and 25,257,473 outstanding in 2003.	3	3
Additional paid-in capital	18,168	19,680
Retained earnings	481	3,071
Accumulated other comprehensive loss—foreign currency translation adjustment	(502)	(505)

	18,150	22,249
Less treasury stock, at cost, 27,701 shares in 2002 and 2003	(100)	(100)

Total shareholders’ equity	18,050	22,149

Total liabilities and shareholders’ equity	$34,816	$43,226

See accompanying notes to consolidated financial statements.

MANNATECH, INCORPORATED

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2002 AND 2003

(in thousands, except per share information)

	Three months ended June 30,		Six months ended June 30,
	2002	2003	2002	2003
Net sales	$35,395	$46,519	$68,320	$86,989
Cost of sales	5,943	7,397	11,846	14,094
Commissions and incentives	15,468	19,590	29,288	35,932

	21,411	26,987	41,134	50,026

Gross profit	13,984	19,532	27,186	36,963
Operating expenses:
Selling and administrative expenses	8,428	9,267	15,930	19,097
Other operating costs	5,420	7,162	9,957	12,886
Severance expenses	—	1,417	—	1,417

Total operating expenses	13,848	17,846	25,887	33,400

Income from operations	136	1,686	1,299	3,563

Interest income	71	58	145	134
Interest expense	(6)	(2)	(12)	(4)
Other income (expense), net	67	(104)	50	8

Income before income taxes	268	1,638	1,482	3,701
Income taxes	(40)	(467)	(659)	(1,111)

Net income	$228	$1,171	$823	$2,590

Earnings per common share:
Basic	$0.01	$0.05	$0.03	$0.10

Diluted	$0.01	$0.04	$0.03	$0.10

Weighted-average common shares outstanding:
Basic	25,135	25,179	25,135	25,156

Diluted	25,360	26,526	25,327	26,618

See accompanying notes to consolidated financial statements.